Exhibit 99.2
STATE OF NEW HAMPSHIRE
BEFORE THE
PUBLIC UTILITIES COMMISSION
DW 04-048
CITY OF NASHUA
RSA 38 Proceeding re Pennichuck Water Works
JOINT MOTION TO SCHEDULE PROCEDURAL CONFERENCE
AND FOR OTHER RELIEF
NOW COME the City of Nashua (the “City”), Pennichuck Water Works, Inc. (“PWW”), Pennichuck Corporation (“PNNW”), Pennichuck East Utility, Inc. (“PEU”), Pittsfield Aqueduct Company, Inc. (“PAC”), and Pennichuck Water Service Corporation (PWW and its affiliates are collectively referred to as “Pennichuck”) and jointly move the Commission to schedule a procedural conference and grant certain other relief. In support of their Motion, the City and Pennichuck state as follows:
1. On November 11, 2010, the City and PNNW executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the City agreed to buy all of the outstanding stock of PNNW for $29.00 per share. Copies of press releases issued by the City and PNNW announcing the agreement are attached as Appendix 1. A copy of the executed Merger Agreement, including the exhibits to the Merger Agreement, is attached as Appendix 2.
2. While a detailed discussion of the Merger Agreement is not required for this motion, it is important to note the following key characteristics of the transactions contemplated by the Merger Agreement:
(a)	Pursuant to the proposed merger, the City would become the sole shareholder of PNNW, and would thereby acquire control of the various operating subsidiaries of PNNW – namely, PWW, PEU, PAC, Pennichuck Water Services Corporation and The Southwood Corporation.

(b)	The principal legal authority to which the proposed merger is subject is the special legislation enacted in 2007, and subsequently amended in 2010, which authorizes the City “to purchase the stock of Pennichuck Corporation or one or more of its subsidiaries upon agreement with such corporation,” in settlement of the ongoing eminent domain dispute between the parties in this docket, and subject to the prior approval of this Commission and the making of certain findings by the City’s Board of Aldermen. (A copy of the provisions of Ch. 347:5 of the Laws of 2007 and Ch. 1:118 of the Laws of the 2010 Special Session is attached as Appendix 3, and these provisions are collectively referred to herein as the “Special Legislation.”)
(c)	Pursuant to the proposed transactions, the parties intend that all of the three regulated water utilities (PWW, PEU and PAC) would remain intact and would continue to operate as public utilities regulated by the New Hampshire Public Utilities Commission.
(d)	The parties further intend that PNNW and its subsidiary businesses would continue to operate consistent with past practice with PNNW’s current operational employees, and that management of the water utility businesses by a third party would not be required because the current operational employees would be retained.

(e)	The proposed acquisition of PNNW and all of its subsidiary businesses (including the real estate owned by The Southwood Corporation) is valued today at slightly under $200 million (that is, the sum of the amount to be paid to PNNW shareholders of approximately $138 million, plus the amount of indebtedness currently owed by PNNW and its subsidiary businesses of approximately $60 million). Accordingly, under these proposed transactions which would settle the eminent domain dispute, the City would acquire more assets at less cost than under the Commission’s previous order in this docket approving the eminent domain taking of solely PWW assets for a value of $203 million, plus a $40 million mitigation fund.
(f)	Under the Merger Agreement, the proposed transactions are subject to a number of important conditions precedent and contingencies, including:
•	approval by the City’s Board of Aldermen of (i) the issuance of bonds to finance the transaction by an affirmative vote of at least two-thirds of the Board’s members, and (ii) the two specific findings required by the provisions of the Special Legislation (collectively, the “Required Aldermen Approvals”);

•	approval by this Commission under the authority of the Special Legislation and other relevant statutes; and

•	approval by PNNW’s shareholders by an affirmative vote of at least two-thirds.

3. Although the City’s Board of Aldermen authorized the City’s Mayor to execute the Merger Agreement by a 15-0 vote, by its express terms the agreement will not become binding on the City unless and until the City’s Board of Aldermen act pursuant to RSA 38:13 to ratify the proposed transactions and to authorize issuance of the required bonds by a vote of at least two-thirds of the Board and make the findings required by the Special Legislation. In accordance with the terms and intent of the Special Legislation, the City and Pennichuck consider the price to be paid under the Merger Agreement to be a “final determination of the price” for purposes of RSA 38:13. Accordingly, the City’s Board of Aldermen must take action on the Board Approvals within 90 days of November 11, 2010, the date of the Merger Agreement. The City intends to hold public hearings regarding the Merger Agreement and call a meeting of the Board of Aldermen for the purpose of acting on the Required Alderman Approvals on or before February 9, 2011.
4. As contemplated by the Merger Agreement, the City and Pennichuck have entered into a separate settlement agreement (the “Settlement Agreement”) that resolves their dispute in this proceeding. (A copy of the executed Settlement Agreement, which became binding on November 11, 2010, and its exhibits is included in Appendix 4.) The Settlement Agreement requires the City to file a notice withdrawing its eminent domain petition in this docket at the time indicated in Section 4 of the Settlement Agreement. Effectively, this withdrawal notice will be filed if the Merger Agreement is terminated prior to consummation of the transaction. Accordingly, under the Settlement Agreement, there is now no possibility that the City will proceed with a taking of the plant and property of PWW other than pursuant to the terms of the Merger Agreement.
5. If the City’s Board of Aldermen ratifies the price determined under the Merger Agreement pursuant to the Required Alderman Approvals, the City and Pennichuck intend to file an appropriate petition with the Commission seeking approval of the settlement and the transactions contemplated by the Merger Agreement pursuant to the Special Legislation, relevant provisions of RSA 38 and other relevant statutory provisions. If the City’s Board of Aldermen does not ratify the price determined under the Merger Agreement, or the City otherwise determines not to proceed with the acquisition of PNNW stock, then the Settlement Agreement requires the City to withdraw its petition in this proceeding, thereby terminating its request for authorization to take the plant and property of PWW pursuant to its eminent domain petition.

6. There are currently two filing deadlines in this proceeding that the City and Pennichuck believe have either become moot or should be postponed until the Commission has held a procedural conference to hear from the parties and further consider how to proceed in light of these important developments.
7. First, Order No. 24,878 (the “Initial Eminent Domain Order”), as most recently modified by Secretarial Letter dated September 27, 2010, requires the City to file its contracts with Veolia Water and R.W. Beck with the Commission for its review and approval by November 30, 2010. Because the Merger Agreement contemplates that the City would operate the Pennichuck water utility businesses using the existing operational employees, the proposed contract with Veolia will be unnecessary. Similarly, the contract previously contemplated between the City with R.W. Beck to oversee Veolia will also be unnecessary. Because the City and Pennichuck plan to proceed under the Merger Agreement or not at all, the filing of these contracts has become moot and the filing deadline no longer serves any purpose.
8. Second, by Secretarial Letter dated August 31, 2010, the Commission ordered the parties to submit legal memoranda addressing certain questions relating to the passage of time since the Commission issued the Initial Eminent Domain Order and the Supreme Court affirmed that order. Because the City and PNNW have agreed on the terms and conditions, including in particular the price, for the acquisition of PNNW by the City, several of the questions in the Commission’s August 31 letter are now moot. In addition, because the transactions contemplated by the Merger Agreement cannot proceed unless and until the City’s Board of Aldermen vote to ratify the price determined under the Merger Agreement pursuant to the Required Aldermen Approvals, the City and Pennichuck believe it would be premature to require the parties to address the remaining legal issues identified in the August 31 letter prior to such approvals.

9. As noted above, the City and Pennichuck do not expect to file a petition with the Commission seeking approval of the City’s acquisition of PNNW unless and until the City’s Board of Aldermen vote to ratify the price determined under the Merger Agreement pursuant to the Required Board Approvals. If such a petition is filed, the parties expect that they will request the Commission to consider a number of legal issues and procedural questions at the outset of the proceeding. The parties further anticipate that the Commission will have a number of additional threshold issues of its own to be addressed at that time. The City and Pennichuck believe that addressing any or all of those issues outside the context of a complete filing that describes the transactions contemplated by the Merger Agreement and identifies the specific approvals required to approve such transactions would be premature and would unnecessarily divert Commission personnel and resources.
10. In order to best determine the process for the next phase of this proceeding, the City and Pennichuck propose that the Commission schedule a procedural conference upon notification by the City and Pennichuck that the City’s Board of Aldermen have voted to ratify the price determined under the Merger Agreement pursuant to the Required Board Approvals or, if such notice has not been received by February 8, 2011, for as soon thereafter as the Commission determines to be appropriate. The City and Pennichuck further request that, until the procedural conference has been held, the Commission hold in abeyance the questions set forth in the August 31, 2010 Secretarial Letter.

WHEREFORE, the City and Pennichuck respectfully request that the Commission:
A. Schedule a procedural conference upon notification by the City and Pennichuck that the City has ratified the Merger Agreement by a two-thirds vote of the City’s aldermen or, if such notice has not been received by the Commission by February 8, 2011, for as soon thereafter as the Commission determines to be appropriate;
B. The Commission hold in abeyance the questions set forth in the August 31, 2010 Secretarial Letter; and
C. Grant such other and further relief as it may determine to be consistent with the public interest.

Respectfully submitted, CITY OF NASHUA By Its Attorneys RATH, YOUNG AND PIGNATELLI, P.C.
By:	/s/ Steven V. Camerino
for William F.J. Ardinger
Paul A. Burkett Andrew W. Serell One Capital Plaza, P.O. Box 1500 Concord, NH 03301 (603) 226-2600

PENNICHUCK CORPORATION
PENNICHUCK WATER WORKS, INC.
PENNICHUCK EAST UTILITY, INC.
PITTSFIELD AQUEDUCT COMPANY, INC
PENNICHUCK WATER SERVICE CORPORATION

By Its Attorneys

McLANE, GRAF, RAULERSON & MIDDLETON
PROFESSIONAL ASSOCIATION

By:	/s/ Steven V. Camerino
Thomas J. Donovan
Steven V. Camerino Sarah B. Knowlton 11 So. Main Street, Suite 500 Concord, New Hampshire 03301
CERTIFICATE OF SERVICE
I hereby certify that a copy of the foregoing has been served this day on all persons on the Commission’s official service list in this proceeding.

Date: November 16, 2010	/s/ Steven V. Camerino
Steven V. Camerino

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